UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2010

Kaiser Aluminum Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52105	943030279
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27422 Portola Parkway, Suite 350, Foothill Ranch, California		92610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-614-1740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Extension of Director Designation Agreement with the USW

On January 19, 2010, Kaiser Aluminum Corporation (the "Company") and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the "USW") agreed to extend the term of the Director Designation Agreement dated July 6, 2006, to September 30, 2015 (the "Amendment"). The Amendment was entered into in connection with the renewal and ratification of a labor agreement with the members of the USW at the Company’s Newark, Ohio and Spokane, Washington facilities and was effective upon ratification of the labor agreement on January 20, 2010. As previously disclosed, the Director Designation Agreement provides the USW with the right to designate for nomination the minimum number of candidates necessary to ensure that, assuming such candidates are elected by the Company’s stockholders, at least 40% of the members of the board of directors (the "Board") immediately following such election are directors who were designated by the USW. The Director Designation Agreement also provides that, so long as the Board maintains an audit committee, executive committee or nominating and corporate governance committee, each such committee will, unless otherwise required by the fiduciary duties of the Board, include at least one director who was designated by the USW to serve on the Board in accordance with the Director Designation Agreement.

The preceding description of Amendment is a summary and is qualified in its entirety by the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Extension of VEBA Profit Sharing Arrangement

In connection with the renewal and ratification of a labor agreement with the members of the USW at the Company’s Newark, Ohio and Spokane, Washington facilities on January 20, 2010, the Company agreed to extend its obligation to make an annual variable cash contribution to a USW voluntary employee beneficiary association for the benefit of certain union retirees, their suriving spouses and eligible dependents (the "Union VEBA") to September 30, 2017. The Union VEBA is managed by four trustees (two appointed by the Company and two appointed by the USW) and the assets are managed by an independent fiduciary.

The Company is required to contribute annually through September 30, 2017 to the Union VEBA an amount that is 8.5% of the first $20 million of annual cash flow (as defined; in general terms, the principal elements of cash flow are earnings before interest expense, provision for income taxes, and depreciation and amortization less cash payments for, among other things, interest, income taxes and capital expenditures), plus 17% of annual cash flow, as defined, in excess of $20 million. The annual payment may not exceed $17 million and is also limited (with no carryover to future years) to the extent that the payments would cause the Company’s liquidity to be less than $50 million. The amount is determined on an annual basis and payable within 120 days following the end of fiscal year, or within 15 days following the date on which the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission (or, if no such report is required to be filed, within 15 days of the delivery of the independent auditor’s opinion of the Company’s annual financial statements), whichever is earlier.

For accounting purposes, after discussions with the staff of the SEC, the Company treats the postretirement medical benefits to be paid by the Union VEBA and the Company's related annual variable contribution obligation as a defined benefit postretirement plan with the current Union VEBA assets and future variable contributions described above, and earnings thereon, operating as a cap on the benefits to be paid. While the Company's only obligation to the Union VEBA is to pay the annual variable contribution amount and the Company has no control over the plan assets, the Company nonetheless accounts for net periodic postretirement benefit costs in accordance with United States generally accepted accounting principles for retirement benefits and records any difference between the assets of the Union VEBA and its accumulated postretirement benefit obligation in the Company's financial statements.

Item 8.01 Other Events.

On January 21, 2010, the Company announced that members of the USW at the Company’s Newark, Ohio and Spokane, Washington facilities ratified a new five-year labor agreement, effective October 1, 2010 through September 30, 2015. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Letter Agreement dated January 19, 2010.
Exhibit 99.1 – Press release dated January 21, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaiser Aluminum Corporation

January 21, 2010	By:	John M. Donnan

Name: John M. Donnan
Title: Senior Vice President, Secretary and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement dated January 19, 2010
99.1	Press release dated January 21, 2010.